QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Stephen P. Golden Director of Investor Relations (617) 535-4799

Iron Mountain Incorporated Reports Second Quarter 2003 Financial Results

  •
  Total Revenues are $359 Million, Up 10%

  •
  Net Income is $0.23 per Diluted Share

  •
  Company Completes the Acquisition of Hays IMS

Boston, MA—July 31, 2003—Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, today reported higher revenues, operating income, EBITDA and net income for the quarter ended June 30, 2003. The Company also reported that, as previously announced, it completed the acquisition of the information management services business of Hays plc ("Hays IMS") in Europe and Texas on July 16, 2003.

Iron Mountain's total consolidated revenues for the quarter ended June 30, 2003 grew to $359 million, an increase of 10% compared with the quarter ended June 30, 2002. For the quarter, storage revenues grew 12% and service revenues grew 7% compared to the prior year. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 58th consecutive quarter for which Iron Mountain has reported increased storage revenues.

For the second quarter of 2003, the storage and service revenue internal growth rates were 8.4% and 2.9%, respectively, yielding a total internal revenue growth rate of 6.1%. The storage internal growth rate continued its upward trend. Service revenue growth rates in the Company's North American business units were impacted in several ways. The North American paper business experienced lower levels of customer termination activity, archived records destructions and large special projects compared to prior periods. In addition, the Company's Off-Site Data Protection business continued to feel the pressure of tight information technology spending particularly with respect to its complementary services, most notably, data product sales. The Company believes that service revenues will likely grow at a slower rate than storage revenues for the balance of the year.

Richard Reese, the Company's Chairman and CEO, stated, "The Company reported solid results for the second quarter despite slower growth rates in certain service revenue lines. Storage internal growth rates continued to increase, margins were as expected and we generated free cash flow before acquisitions and investments on a year-to-date basis. We experienced slower growth rates in certain complementary service lines. Our international businesses are performing very well across the board and two weeks ago, we completed a very important acquisition in Europe, Hays IMS. This strategic acquisition doubles the size of our business in Europe and our initial observations reaffirm our enthusiasm for this transaction."

Operating income for the second quarter of 2003 was $69 million, or 19% of revenues, compared to $62 million, or 19% of revenues, for the same period in 2002. Net Income for the quarter was $20 million, or $0.23 per diluted share, compared to $20 million, or $0.23 per diluted share, for the same period in 2002. Included in net income for 2003 is $5 million of other income, net comprised of a $19 million foreign currency gain, due primarily to the strengthening of the Canadian dollar and the pound Sterling against the U.S. dollar, partially offset by a $14 million charge for the early extinguishment of debt related to the redemption of the Company's 8 3/4% notes. The Company will record a pre-tax charge of $6 million in the third quarter ending September 30, 2003, for the early extinguishment of debt related to the redemption of $50 million aggregate principal amount of the

8 1/8% notes of its subsidiary Iron Mountain Canada Corporation. Included in net income for 2002 is $6 million of other income, net comprised almost entirely of a foreign currency gain.

        EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) was $103 million, or 28.6% of revenues, for the quarter ended June 30, 2003 compared to $94 million, or 28.6% of revenues, for the quarter ended June 30, 2002.

        Iron Mountain believes that EBITDA is useful to investors because it is an important financial measure used in evaluating the Company's performance, as EBITDA is an internally generated source of funds for investment in continued growth and for servicing indebtedness. Holders of the Company's publicly issued debt use EBITDA and EBITDA-based calculations as important criteria for evaluating the Company and, as a result, all of its bond indentures and covenants include EBITDA and EBITDA-based calculations as primary measures of financial performance. However, EBITDA is subject to foreign currency fluctuations and, under new accounting rules, debt extinguishment charges. As a result, operating income, which is less affected by these items, is emerging as an important measure of the Company's financial performance. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income (as determined in accordance with GAAP).

        Below is a reconciliation of Operating Income to EBITDA Before Extraordinary Item to Net Income:

	Quarter Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Operating Income	$62,346	$68,651	$119,530	$140,878
Add: Depreciation and Amortization	26,353	30,765	51,509	60,714

	88,699	99,416	171,039	201,592
Less: Other Income, net	(6,268)	(4,722)	(4,956)	(7,982)
Minority Interests in Earnings of Subsidiaries	1,098	1,558	2,055	2,858

EBITDA Before Extraordinary Item	$93,869	$102,580	$173,940	$206,716
Less: Depreciation and Amortization	26,353	30,765	51,509	60,714
Interest Expense, net	32,788	36,397	65,668	71,962
Provision for Income Taxes	14,739	15,285	24,256	32,623
Cumulative Effect of Change in Accounting Principle	—	—	6,396	—

Net Income	$19,989	$20,133	$26,111	$41,417

Major Components of Other (Income) Expense, net:
Foreign Exchange Effects	$(6,315)	$(18,551)	$(6,274)	$(23,634)
Debt Extinguishment Charges	$—	$13,841	$1,222	$15,665

For the six months ended June 30, 2003 Iron Mountain reported total consolidated revenues of $711 million, an increase of 10% with storage revenues growing at 11% and service revenues growing at 9% compared to the prior year. For the period, storage and service revenue internal growth rates were 8.3% and 5.1%, respectively, yielding a total internal revenue growth rate of 7.0%. Operating income for the first half of 2003 was $141 million, or 20% of revenues, compared to $120 million, or 19% of revenues, for the same period in 2002. Income from continuing operations before extraordinary items was $41 million, or $0.48 per diluted share, for the first six months of 2003, compared to $33 million, or $0.38 per diluted share, for the same period in 2002. Included in income from continuing operations before extraordinary items for the first half of 2003 is $8 million of other income, net comprised of a $24 million foreign currency gain, due primarily to the strengthening of the Canadian dollar and the pound Sterling against the U.S. dollar, partially offset by $16 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities. Included in income from continuing operations before extraordinary items for the first half of 2002 is $5 million of other income, net for the first half of 2002 is comprised primarily of a $6 million foreign currency gain offset by $1 million of charges for the early extinguishment of debt related to the Company's 2002 refinancing activities.

Net Income for the first six months of 2003 was $41 million, or $0.48 per diluted share, compared to $26 million, or $0.30 per diluted share, for the same period in 2002. Included in net income for 2002 is a $6 million after tax charge representing the cumulative effect of a change in accounting principle recorded in the first quarter of 2002.

EBITDA before extraordinary item was $207 million, or 29.1% of revenues, for the six months ended June 30, 2003 compared to $174 million, or 27.0% of revenues, for the six months ended June 30, 2002.

Company Completes Successful Refinancings; Closes Hays IMS Acquisition

During the second quarter of 2003, the Company completed the redemption of its 8 3/4% notes by retiring the $220 million of aggregate principal amount outstanding at March 31, 2003. In June 2003, the Company sold $150 million of 6 5/8% notes at par. The net proceeds to the Company of $148 million were used to redeem $50 million in aggregate principal amount of the 8 1/8% notes, to fund a portion of the Hays IMS purchase price and for general corporate purposes.

In July 2003, Iron Mountain and its European joint venture, Iron Mountain Europe Ltd., completed the acquisition of Hays IMS. Total consideration for the transaction was 200 million pounds Sterling, including 14.5 million pounds Sterling for the US piece of the business. The Hays IMS acquisition adds 7 new markets in the UK, Germany, Norway and Belgium.

"This is a great transaction for Iron Mountain." said Richard Reese, "We have solidified our position as the leader in records and information management on three continents allowing us to better serve our new and existing customers. This transaction will create opportunities for our employees and continue to add value for our shareholders."

Financial Performance Outlook

The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information. The Company is providing the following financial guidance for the quarter ending September 30, 2003 and the full year ending December 31, 2003, which includes the estimated impact of the Hays IMS acquisition (dollars in millions):

			Full Year Ending December 31, 2003
	Quarter Ending September 30, 2003
			Previous		Current
	Low	High	Low	High	Low	High
Revenues	$375	$385	$1,440	$1,480	$1,480	$1,510
Operating Income	69	74	270	290	273	293
Depreciation & Amortization	~33		127	123	133	127
Capital Expenditures			190	215	190	215
Internal Growth			9%	11%	6%	8%

Iron Mountain's conference call to discuss the second quarter 2003 financial results will be held today at 11:00 am eastern time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at www.ironmountain.com. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

About Iron Mountain

        Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting—services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

Certain Important Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. Forward-looking statements include our third quarter and full year 2003 financial performance outlook and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) the cost and availability of financing for contemplated growth; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) in the various digital businesses on which the Company is embarking, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (vi) the possibility that business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        NOTE:    Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.

Iron Mountain Incorporated
Condensed Consolidated Statements of Operations
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenues:
Storage	$186,984	$208,969	$370,420	$411,800
Service and Storage Material Sales	140,736	150,301	274,498	299,281

Total Revenues	327,720	359,270	644,918	711,081
Operating Expenses:
Cost of Sales (Excluding Depreciation)	155,407	162,032	307,853	322,183
Selling, General and Administrative	85,312	96,134	167,506	187,290
Depreciation and Amortization	26,353	30,765	51,509	60,714
Merger-Related Expenses	280	—	580	—
(Gain) Loss on Disposal / Writedown of Property, Plant and Equipment, Net	(1,978)	1,688	(2,060)	16

Total Operating Expenses	265,374	290,619	525,388	570,203

Operating Income	62,346	68,651	119,530	140,878
Interest Expense, Net	32,788	36,397	65,668	71,962
Other income, Net	(6,268)	(4,722)	(4,956)	(7,982)

Income from Continuing Operations Before Provision for Income Taxes and Minority Interest	35,826	36,976	58,818	76,898
Provision for Income Taxes	14,739	15,285	24,256	32,623
Minority Interest in Earnings of Subsidiaries	1,098	1,558	2,055	2,858

Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	19,989	20,133	32,507	41,417
Cumulative Effect of Change in Accounting Principle (Net of Minority Interest) (1)	—	—	(6,396)	—

Net Income	$19,989	$20,133	$26,111	$41,417

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle Per Share — Basic	$0.24	$0.24	$0.38	$0.49

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle Per Share — Diluted	$0.23	$0.23	$0.38	$0.48

Net Income Per Share—Basic	$0.24	$0.24	$0.31	$0.49

Net Income Per Share—Diluted	$0.23	$0.23	$0.30	$0.48

Weighted Average Common Shares Outstanding—Basic	84,534	85,234	84,454	85,166

Weighted Average Common Shares Outstanding—Diluted	86,078	86,793	86,024	86,672

EBITDA Before Extraordinary Item	$93,869	$102,580	$173,940	$206,716

(1)
Represents the non-cash charge related to the impairment of goodwill associated with the Company's investment in South America due primarily to the deterioration of the economy and the devaluation of the currency in Argentina.

Iron Mountain Incorporated
Condensed Consolidated Balance Sheets
(Amounts in Thousands)
(Unaudited)

	December 31, 2002	June 30, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$56,292	$177,863
Accounts Receivable (less allowances of $20,274 and $20,353, respectively)	225,416	239,987
Other Current Assets	85,332	68,879

Total Current Assets	367,040	486,729

Property, Plant and Equipment:
Property, Plant and Equipment at Cost	1,577,588	1,701,035
Less: Accumulated Depreciation	(338,400)	(394,041)

Property, Plant and Equipment, net	1,239,188	1,306,994

Other Assets:
Goodwill, net	1,544,974	1,587,402
Other Non-current Assets, net	79,453	95,090

Total Other Assets	1,624,427	1,682,492

Total Assets	$3,230,655	$3,476,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-term Debt	$69,732	$52,895
Other Current Liabilities	358,230	370,131

Total Current Liabilities	427,962	423,026
Long-term Debt, Net of Current Portion	1,662,365	1,822,375
Other Long-term Liabilities	133,335	160,798
Minority Interests	62,132	68,460
Shareholders' Equity	944,861	1,001,556

Total Liabilities and Shareholders' Equity	$3,230,655	$3,476,215

# # #

QuickLinks

Iron Mountain Incorporated Reports Second Quarter 2003 Financial Results
Company Completes Successful Refinancings; Closes Hays IMS Acquisition
Financial Performance Outlook
Certain Important Factors
Iron Mountain Incorporated Condensed Consolidated Statements of Operations (Amounts in Thousands except Per Share Data) (Unaudited)
Iron Mountain Incorporated Condensed Consolidated Balance Sheets (Amounts in Thousands) (Unaudited)
# # #